AMENDED AND RESTATED REIMBURSEMENT ARRANGEMENT

THIS AGREEMENT is made and entered into this 27th day of April 2015, by and between STATE FARM MUTUAL FUND TRUST, a Delaware statutory trust (the “Trust”), STATE FARM VP MANAGEMENT CORP., a Delaware corporation (the “Distributor”) and STATE FARM INVESTMENT MANAGEMENT CORP., a Delaware corporation (the “Adviser”), to be effective as of May 1, 2015 (the “Agreement”).

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust issues shares of beneficial interest (the “Shares”) registered under the Securities Act of 1933, pursuant to a registration statement filed with the Securities and Exchange Commission;

WHEREAS, the Trust has established separate series of Shares, each corresponding to a separate investment portfolio having its own investment objective, and may establish additional series of Shares in the future (such existing and future series are collectively referred to herein as the “Funds”);

WHEREAS, the Trust has established separate classes of Shares, each with different arrangements for distribution and/or shareholder servicing;

NOW, THEREFORE, in consideration of their mutual promises, the Trust, the Distributor and the Adviser agree as follows:

1. The Adviser shall reimburse expenses incurred by the R-1, R-2 and R-3 classes of Shares (“R-Class Shares”) of the Funds as follows:

A. For the Equity and Bond Fund, all operating expenses incurred by that Fund, except (i) the fund’s pro-rata share of expenses incurred as a result of investing its assets in Shares of the Equity Fund and in Shares of the Bond Fund, each a series of the Trust, (ii) 12b-1 fees paid by the Equity and Bond Fund, or (iii) shareholder servicing fees paid by the Equity and Bond Fund.

B. For all other Funds, if, and to the extent, “other expenses” incurred by the Fund, exceed the following expense reimbursement threshold:

Fund	Expense Reimbursement Threshold

Equity Fund	0.10%

Small/Mid Cap Equity Fund	0.10%

International Equity Fund	0.20%

S&P 500 Index Fund	0.10%

Small Cap Index Fund	0.10%

International Index Fund	0.20%

Bond Fund	0.10%

Tax Advantaged Bond Fund	0.10%

Money Market Fund	0.10%

LifePath Retirement Fund	0.10%

LifePath 2020 Fund	0.10%

LifePath 2030 Fund	0.10%

LifePath 2040 Fund	0.10%

LifePath 2050 Fund	0.10%

For purposes of this paragraph, “other expenses” incurred by a Fund include all expenses incurred by the Fund other than:

i)	the investment advisory and management services fees charged by the Adviser,

ii)	with respect to those Funds that invest their assets into a series of Master Investment Portfolio, the management and co-administration fees, and other operating expenses imposed upon interestholders in the series of Master Investment Portfolio in which such Funds invest,

iii)	acquired fund fees and expenses, as computed in the fee tables of the Trust’s prospectuses,

iv)	12b-1 distribution fees, and

v)	shareholder servicing fees charged to the Fund.

2. The Adviser shall reimburse a Fund, if, and to the extent, the total net operating expenses of the Fund, excluding acquired fund fees and expenses as computed in the fee tables of the Trust’s prospectuses, exceed the following percentages of the average daily net assets, as determined pursuant to the Trust’s Registration Statement and Declaration of Trust:

Fund	Expense Reimbursement Threshold
	Class A	Legacy Class A	Class B	Legacy Class B	Institutional

Equity Fund	1.20%	1.20%	1.90%	1.60%	0.95%

Small/Mid Cap Equity Fund	1.40%	1.40%	2.10%	1.80%	1.15%

International Equity Fund	1.50%	1.50%	2.20%	1.90%	1.25%

S&P 500 Index Fund	0.78%	0.78%	1.48%	1.18%	0.53%

Small Cap Index Fund	0.93%	0.93%	1.63%	1.33%	0.68%

International Index Fund	1.18%	1.18%	1.88%	1.58%	0.93%

Equity and Bond Fund	0.25%	0.25%	0.95%	0.65%	0.00%

Bond Fund	0.70%	0.70%	1.10%	1.10%	0.45%

Tax Advantaged Bond Fund	0.70%	0.70%	1.10%	1.10%	n/a

Money Market Fund	0.60%	0.60%	1.00%	1.00%	0.45%

LifePath Retirement Fund	1.30%	1.30%	2.00%	1.70%	1.05%

LifePath 2020 Fund	1.30%	1.30%	2.00%	1.70%	1.05%

LifePath 2030 Fund	1.30%	1.30%	2.00%	1.70%	1.05%

LifePath 2040 Fund	1.30%	1.30%	2.00%	1.70%	1.05%

LifePath 2050 Fund	1.30%	n/a	n/a	n/a	n/a

3. For purposes of paragraph 2 above in this expense reimbursement arrangement and so long as such Fund shall invest its assets into a series of Master Investment Portfolio, total net operating expenses for the State Farm LifePath Retirement Fund, State Farm LifePath 2020 Fund, State Farm LifePath 2030 Fund, State Farm LifePath 2040 Fund and the State Farm LifePath 2050 Fund shall include the management fees, co-administration fees, and other operating expenses imposed upon interestholders in the series of Master Investment Portfolio in which such Funds invest.

4. In addition to the reimbursement described Sections 1 and 2 above, with respect to the Money Market Fund, the Distributor and/or the Adviser shall waive such fees as necessary to prevent the Money Market Fund’s net investment income from decreasing below zero. The Adviser and Distributor’s undertaking to waive fees as described in this Section 4 is voluntary and may be eliminated by the Distributor and/or the Adviser at any time.

5. For Class A, Legacy Class A, Class B, Legacy Class B and/or Institutional shares of a Fund, a change in the amount of the 12b-1 distribution and/or service fee imposed on that share class shall result in an adjustment to the expense cap for that share class in the same amount.

6. In addition to the expense waivers/reimbursement described in Sections 1, 2 and 4 above, the Adviser shall waive fees from the LifePath Retirement Fund, LifePath 2020 Fund, LifePath 2030 Fund, LifePath 2040 Fund and LifePath 2050 Fund in an amount equal to 0.07% of average daily net assets in each such Fund on an annual basis. This fee waiver is independent of the expense waivers/reimbursement described in Sections 1, 2 and 4 above.

7. For the year in which an amendment to this agreement becomes effective or terminates there shall be an appropriate proration of the waiver amount on the basis of the number of days that the agreement is in effect during the calendar year.

8. The Agreement shall terminate either upon the termination of the Amended and Restated Investment Advisory and Management Services Agreement between the Adviser and the Trust or on April 30, 2016, whichever comes first. This Agreement, except for Section 4, may only be amended by a written agreement signed by each of the parties hereto and approved by the Board of Trustees of the Trust.

9. All parties hereto are expressly put on notice of the Trust’s Agreement and Declaration of Trust and By-laws and all amendments thereto, and the limitation of officer and trustee liability contained therein. This Agreement has been executed by and on behalf of the Trust by its representatives as such representatives and not individually, and the obligations of the Trust hereunder are not binding upon any of the trustees, officers or shareholders of the Trust individually, but are binding upon only the assets and property of each respective Fund.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed in their names and on their behalf by their duly authorized officers all on the day and year first above written and to be effective as set forth above.

STATE FARM INVESTMENT MANAGEMENT CORP.

By:	/s/ Paul J. Smith
Name:	Paul J. Smith
Title:	Senior Vice President

STATE FARM VP MANAGEMENT CORP.

By:	/s/ Joe Monk
Name:	Joe Monk
Title:	Senior Vice President

STATE FARM MUTUAL FUND TRUST

By:	/s/ Michael L. Tipsord
Name:	Michael L. Tipsord
Title:	President

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